Church & Dwight Co., Inc.

News Release

Contact:
Lee McChesney
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q2 2025 RESULTS

Q2 ORGANIC SALES AND ADJUSTED EPS EXCEED OUTLOOK

TOUCHLAND ACQUISITION COMPLETED

2025 Second Quarter Results	2025 Full Year Outlook

• Net Sales -0.3%: Domestic -1.4%, Int’l +5.3%, SPD -3.0%

• Organic Sales +0.1%: Domestic -1.0%, Int’l +4.8%, SPD +0.1%¹

• Reported EPS $0.78, Adjusted EPS $0.94¹

• YTD Cash from Operations of $416.5 million

• Net Sales +0 to 2%; Organic Sales +0 to 2%¹ • Adjusted Gross Margin Contraction of 60 bps[2] • Adjusted EPS +0 to 2%[2] • Cash from Operations ~$1.05 billion

EWING, NJ, August 1, 2025 – Church & Dwight Co., Inc. (NYSE: CHD) today reported second quarter results driven by our strong brand share growth, leading innovation and positive category consumption. Our second quarter reported net sales decreased 0.3% to $1,506.3 million. Organic sales increased 0.1%, which was the high end of our quarterly organic outlook. Organic growth was 0.8% higher due to volume partially offset by negative pricing and mix of 0.7%.

Reported EPS was $0.78 and Adjusted EPS was $0.94, an increase of 1%. Adjusted EPS exceeded the Company’s outlook of $0.85 driven by higher than expected organic sales and profit margin. The difference between reported EPS and Adjusted EPS was primarily due to charges we recorded related to our announced business exits.

Rick Dierker, Chief Executive Officer, commented, “Our brands continue to perform well in this dynamic environment. We continue to drive both dollar and volume share gains across most of our brands. Our balanced portfolio of value and premium products and our relentless focus on innovation continues to position us well for the future. Importantly, we began to see category growth levels improve sequentially through the second quarter, which provides further confidence in our full year outlook.

“In the second quarter, the Domestic Division declined 1.0% organically, which was an improvement from the first quarter. The majority of our brands once again outperformed their categories with 5 of our 7 power brands growing share. The International Division organic growth was 4.8%, driven by share gains leading to growth in all subsidiaries and the global markets group. Our Specialty Products Division grew organic sales 0.1%. We increased our marketing investment during the quarter by 30 basis points versus prior year, helping to drive consumption and share gains across our brands. Our momentum in e-commerce continued with global online sales representing 23% of total consumer sales in Q2 versus 22% last year.

“Finally, we are excited to announce that in July, we closed our most recent acquisition of TOUCHLAND™. Touchland is the fastest growing brand in the hand sanitizer category in the United States and currently holds the #2 position in the category. Touchland delivered strong growth in Q2, outpacing the category and gaining share. We are thrilled to add Touchland as our 8th power brand and now formally welcome the Touchland team to Church & Dwight.”

Strategic Portfolio Decisions

Rick Dierker, Chief Executive Officer, commented, “To drive shareholder value, our management team continues to assess each of our brands on a regular basis. As a result of these reviews, we will often accelerate and increase investments in our strongest brands and move with speed to address opportunities for value creation.

“As noted in our first quarter earnings call, the Company will be exiting the FLAWLESS™, SPINBRUSH™ and WATERPIK™ showerhead businesses by early 2026. In the second quarter, we recorded pre-tax charges of approximately $51 million, primarily comprised of non-cash impairments of intangibles and fixed assets, as well as inventory charges. These charges have been excluded from our adjusted earnings.

“We also want to provide an update on our Vitamin brands. We remain focused on our revitalization efforts with multiple innovation and branding programs under way in 2025. We are also undertaking a strategic review of the brands, including streamlining our supply chain to strengthen our core business, new JV/partnership opportunities, and divestiture options. We expect to reach a conclusion from this review by the end of 2025.”

Second Quarter Review

Consumer Domestic net sales were $1,154.1 million, a $16.5 million or 1.4% decrease. Organic sales decreased 1.0% due to price and product mix (-1.1%) partially offset by higher volume (+0.1%). Growth was led by HERO ™ acne products, ARM & HAMMER™ Liquid Detergent, ARM & HAMMER™ Cat Litter and THERABREATH™ mouthwash, offset by declines in the vitamin business and OXICLEAN™ stain removers.

Consumer International net sales were $277.6 million, a $13.9 million or 5.3% increase. Organic sales increased 4.8% due to a combination of higher volume (+4.7%) and price and product mix (+0.1%). Growth was led by HERO, THERABREATH and FEMFRESH™ and was broad-based across all our international markets.

Specialty Products net sales were $74.6 million, a $2.3 million or 3.0% decrease reflecting the exit of the Megalac and the food safety business in 2024. Organic sales increased 0.1% due to positive price and product mix (+2.8%) partially offset by lower volume (-2.7%).

Reported Gross margin decreased 410 basis points to 43.0% primarily from the one-time charges related to the Flawless, Spinbrush and Waterpik showerhead business exits. Adjusted gross margin was 45.0%, a decrease of 40 basis points with the impact of higher manufacturing costs including tariffs, Zicam/Orajel recall costs, promotional pricing and product mix largely offset by the benefits of our productivity programs and higher margin acquisitions.

Marketing expense was $157.1 million, a $4.7 million increase. Marketing expense as a percentage of net sales increased sequentially and is up 30 basis points versus last year to 10.4% as we continue to invest in our brands and new products.

Selling, general, and administrative expense (SG&A) was $228.2 million, including charges related to announced business exits. Adjusted SG&A was $204.4 million or 13.6% of net sales, an 80-basis point decrease versus prior year.1

Income from Operations was $261.7 million. Adjusted Income from Operations was $315.9 million.1

Other Expense decreased $5.2 million reflecting higher interest income.

The effective tax rate of 23.8% was slightly favorable compared to 24.0% in Q2 2024.

Cash Flow

For the first six months of 2025, cash from operations was $416.5 million, a decrease of $83.4 million due to working capital timing and lower cash earnings. Capital expenditures for the first six months were $39.0 million, a $37.6 million decrease from the prior year. At June 30, 2025, total debt was $2.2 billion and cash on hand was $923.2 million.

In the second quarter, the company executed a $300 million share repurchase via open market transactions as part of an ASR (Accelerated Share Repurchase).

Outlook for 2025

Mr. Dierker stated, “In an environment of economic uncertainty, we remain focused on profitably growing our market shares across our portfolio. We are encouraged by the sequential improvements in category growth and we believe the consumption of our brands will outpace category growth over time fueled by investments in our brands and innovation. Our outlook reflects our strong underlying operating fundamentals that have fueled our results in line with our Evergreen model.

“We expect 2025 reported sales growth of approximately 0 to 2% which includes the addition of the Touchland acquisition and the impact of lower sales from the businesses we are exiting. We continue to expect organic sales growth of approximately 0 to 2%.1 While category consumption has improved, there remains uncertainty around the US consumer and global economies.

“Full year reported gross margin is expected to be 44% and includes the costs associated with the three business exits. We continue to expect adjusted gross margin to contract 60 basis points versus 2024 as we expect tariffs, elevated input costs, and unfavorable price and mix to outpace incremental productivity and higher margin acquisition impacts. Our 2025 expected tariff impact has not changed materially over the past 90 days as we continue to expect approximately $30 million of costs. On a 12-month basis, the current tariff impact is approximately $60 million which we will act to mitigate through supply chain and targeted pricing actions over the next 12 months.

“In line with our Evergreen Model target, marketing as a percentage of sales is expected to be approximately 11%, as we will continue to invest in our brands and innovation.

“We continue to expect adjusted SG&A as a percentage of sales to be lower versus 2024 while investing in our international and ecommerce business. We now expect other expense for 2025 to be approximately $65 million. Our adjusted tax rate is expected to be approximately 23%.

“We continue to expect full year Adjusted EPS growth for 2025 of 0 to 2%2. This outlook includes the Touchland acquisition, the cost of the product recall and the wind-down of the three exited brands. The adjusted EPS outlook does not include pre-tax charges of approximately $51 million, from our three exited businesses.

“For Q3, we expect reported and organic sales growth of approximately 1 - 2%1, adjusted gross margin contraction of approximately 100 basis points, primarily from inflation and tariff costs, the lower margins of the exited businesses and increased investments in marketing. As a result, we expect Adjusted EPS of $0.72 per share, a decrease of 9% versus last year’s adjusted Q3 EPS. 2

“Cash flow from operations outlook remains approximately $1.05 billion and reflects a stronger performance in the second half of 2025. We still expect 2025 capital expenditures of approximately $130 million. In July, we also expanded our revolver credit facility from $1.5 Billion to $2.0 Billion. The combination of our strong cash flow and expanded credit facilities continues to provide us tremendous capital allocation flexibility. Accordingly, we continue to pursue additional accretive acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to our recent acquisitions (THERABREATH, HERO and TOUCHLAND).”

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations, and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

2 This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS and adjusted SG&A to reported SG&A, the most directly comparable GAAP financial measures because we are unable to provide such a reconciliation without unreasonable effort. We have excluded the changes in the Company’s potential earn-out liability from our acquisition of the TOUCHLAND business from our expected adjusted EPS and adjusted SG&A. We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs. Our inability to provide a reconciliation to GAAP EPS and SG&A for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis or on an annual basis. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss second quarter 2025 results on August 1, 2025, at 10:00 a.m. (ET). The webcast will be broadcast online and will also be available for replay from August 1, 2025, to August 8, 2025.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH®, HERO® and TOUCHLAND®. For more information, visit the Company’s website.

Church & Dwight has a longstanding heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be one of a few corporate sponsors of the first annual Earth Day. Most recently in 2024/2025, our ongoing progress earned continued public recognition, including Time Magazine’s Ranking of the World’s Most Sustainable Companies, Newsweek Magazine’s Americas Most Responsible Companies, USA Today’s Ranking of America’s Climate Leaders, EPA’s Safer Choice Partner of the Year, FTSE4Good Index Series, amongst others. For more information, see the Church & Dwight 2024 Sustainability Report on the Company’s website.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the Touchland acquisition; the impact of tariffs; ; the intended benefits of the exploration of strategic alternatives for certain of our businesses; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; recessionary conditions; interest rates; inflation; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions; and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; the impact of new regulations and legislation and change in regulatory priorities of the new U.S. presidential administration; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; the impact on the global economy of the Russia/Ukraine war and increased conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, increased conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the risk that Touchland will not be integrated successfully; the risk that the cost savings from the Touchland acquisition will not be fully realized or will take longer to realize than expected; our ability to complete the announced strategic alternatives for certain of our businesses and realize the intended benefits; the risk that the announcement of strategic alternatives could have an adverse effect on the Company; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net Sales	$1,506.3	$1,511.2	$2,973.4	$3,014.5
Cost of sales	859.3	799.1	1,666.8	1,615.4
Gross Profit	647.0	712.1	1,306.6	1,399.1
Marketing expenses	157.1	152.4	293.7	304.4
Selling, general and administrative expenses	228.2	222.8	455.9	452.8
Income from Operations	261.7	336.9	557.0	641.9
Equity in earnings of affiliates	2.8	3.1	4.4	4.2
Other income (expense), net	(14.0)	(19.5)	(28.8)	(41.5)
Income before Income Taxes	250.5	320.5	532.6	604.6
Income taxes	59.5	77.0	121.5	133.4
Net Income	$191.0	$243.5	$411.1	$471.2
Net Income per share - Basic	$0.78	$1.00	$1.68	$1.93
Net Income per share - Diluted	$0.78	$0.99	$1.66	$1.91
Dividends per share	$0.30	$0.28	$0.59	$0.57
Weighted average shares outstanding - Basic	244.7	244.3	245.2	243.9
Weighted average shares outstanding - Diluted	246.4	247.0	247.2	246.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2025	December 31, 2024
Assets
Current Assets
Cash and Cash Equivalents	$923.2	$964.1
Accounts Receivable	611.0	600.8
Inventories	622.4	613.3
Other Current Assets	73.2	62.4
Total Current Assets	2,229.8	2,240.6
Property, Plant and Equipment (Net)	923.5	931.7
Equity Investment in Affiliates	11.3	11.1
Trade Names and Other Intangibles	2,816.2	2,888.5
Goodwill	2,433.2	2,433.2
Other Long-Term Assets	374.2	378.0
Total Assets	$8,788.2	$8,883.1
Liabilities and Stockholders’ Equity
Other Current Liabilities	1,208.6	1,315.9
Long-Term Debt	2,205.8	2,204.6
Other Long-Term Liabilities	980.1	1,001.8
Stockholders’ Equity	4,393.7	4,360.8
Total Liabilities and Stockholders’ Equity	$8,788.2	$8,883.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2025	June 30, 2024

Net Income	$411.1	$471.2

Depreciation and amortization	117.5	117.2
Deferred income taxes	(12.8)	(7.4)
Business exit related impairments	51.0	0.0
Non-cash compensation	30.2	40.2
Other	5.6	4.2
Subtotal	602.6	625.4

Changes in assets and liabilities:
Accounts receivable	4.3	(62.2)
Inventories	(2.9)	(8.2)
Other current assets	(0.9)	1.7
Accounts payable	(13.5)	61.0
Accrued expenses	(149.6)	(108.8)
Income taxes payable	(12.9)	0.9
Other	(10.6)	(9.9)
Net cash from operating activities	416.5	499.9

Capital expenditures	(39.0)	(76.6)
Acquisition	0.0	(19.9)
Proceeds from sale of assets	0.0	6.6
Other	(0.6)	(1.6)
Net cash (used in) investing activities	(39.6)	(91.5)

Net change in long-term debt	0.0	(200.2)
Net change in short-term debt	0.0	2.5
Payment of cash dividends	(145.0)	(138.2)
Proceeds from stock option exercises	26.6	79.5
Purchase of treasury stock	(300.0)	0.0
Payment of business acquisition liabilities	(5.9)	0.0
Deferred financing and other	(2.5)	(1.0)
Net cash (used in) financing activities	(426.8)	(257.4)

F/X impact on cash	9.0	(3.8)

Net change in cash and cash equivalents	$(40.9)	$147.2

2025 and 2024 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2025	6/30/2024	Change
Household Products	$650.0	$653.2	-0.5%
Personal Care Products	504.1	517.4	-2.6%
Consumer Domestic	$1,154.1	$1,170.6	-1.4%
Consumer International	277.6	263.7	5.3%
Total Consumer Net Sales	$1,431.7	$1,434.3	-0.2%
Specialty Products Division	74.6	76.9	-3.0%
Total Net Sales	$1,506.3	$1,511.2	-0.3%

	Six Months Ended		Percent
	6/30/2025	6/30/2024	Change
Household Products	$1,264.9	$1,292.1	-2.1%
Personal Care Products	1,019.0	1,043.7	-2.4%
Consumer Domestic	$2,283.9	$2,335.8	-2.2%
Consumer International	539.5	518.7	4.0%
Total Consumer Net Sales	$2,823.4	$2,854.5	-1.1%
Specialty Products Division	150.0	160.0	-6.3%
Total Net Sales	$2,973.4	$3,014.5	-1.4%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2025

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	-0.3%	-0.2%	-1.4%	5.3%	-3.0%
Less:
Acquisitions	0.2%	0.2%	0.0%	1.0%	0.0%
Add:
FX / Other	0.0%	0.0%	0.0%	-0.1%	0.0%
Divestitures	0.6%	0.5%	0.4%	0.6%	3.1%

Organic Sales Growth	0.1%	0.1%	-1.0%	4.8%	0.1%

	Six Months Ended 6/30/2025

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	-1.4%	-1.1%	-2.2%	4.0%	-6.3%
Less:
Acquisitions	0.2%	0.2%	0.0%	1.1%	0.0%
Add:
FX / Other	0.3%	0.4%	0.0%	2.1%	-0.5%
Divestitures	0.7%	0.2%	0.1%	0.3%	8.4%

Organic Sales Growth	-0.6%	-0.7%	-2.1%	5.3%	1.6%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	Three Months Ended June 30, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,506.3	$(4.9)	$0.0	$0.0	$0.0	$0.0	$1,506.3	$(4.9)
Cost of sales	859.3	60.2	(30.4)	0.0	0.0	0.0	828.9	3.7
Gross Profit	647.0	(65.1)	30.4	0.0	0.0	0.0	677.4	(8.6)
Gross Margin	43.0%	-4.1%					45.0%	-0.4%

Marketing expenses	157.1	4.7	0.0	0.0	0.0	0.0	157.1	4.7
Percent of Net Sales	10.4%	0.3%					10.4%	0.3%

SG&A	228.2	5.4	(20.6)	(1.6)	0.0	(1.6)	204.4	(13.2)
Percent of Net Sales	15.1%	0.4%					13.6%	-0.8%
Income from Operations	261.7	(75.2)	51.0	1.6	0.0	1.6	315.9	(0.1)
Operating Margin	17.5%	-4.8%					21.0%	0.1%

Equity in earnings of affiliates	2.8	(0.3)	0.0	0.0	0.0	0.0	2.8	(0.3)
Other income (expense), net	(14.0)	5.5	0.0	0.0	0.0	0.0	(14.0)	5.5
Income before Income Taxes	250.5	(70.0)	51.0	1.6	0.0	1.6	304.7	5.1
Income taxes	59.5	(17.5)	12.4	0.5	0.0	0.0	72.4	1.8
Net Income	$191.0	$(52.5)	$38.6	$1.1	$0.0	$1.6	$232.3	$3.3
Net Income per share - Diluted	$0.78	-21.2%	$0.16	$0.01	$0.0	$0.01	$0.94	1.1%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Six Months Ended June 30, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$2,973.4	$(41.1)	$0.0	$0.0	$0.0	$0.0	$2,973.4	$(41.1)
Cost of sales	1,666.8	51.4	(30.4)	0.0	(1.9)	0.0	1,634.5	(7.0)
Gross Profit	1,306.6	(92.5)	30.4	0.0	1.9	0.0	1,338.9	(34.1)
Gross Margin	43.9%	-2.5%					45.0%	-0.5%

Marketing expenses	293.7	(10.7)	0.0	0.0	0.0	0.0	293.7	(10.7)
Percent of Net Sales	9.9%	-0.2%					9.9%	-0.2%

SG&A	455.9	3.1	(20.6)	(2.6)	(1.5)	(4.4)	426.8	(13.5)
Percent of Net Sales	15.3%	0.3%					14.3%	-0.3%
Income from Operations	557.0	(84.9)	51.0	2.6	3.4	4.4	618.4	(9.9)
Operating Margin	18.7%	-2.6%					20.8%	0.0%

Equity in earnings of affiliates	4.4	0.2	0.0	0.0	0.0	0.0	4.4	0.2
Other income (expense), net	(28.8)	12.7	0.0	0.0	0.0	0.0	(28.8)	12.7
Income before Income Taxes	532.6	(72.0)	51.0	2.6	3.4	4.4	594.0	3.0
Income taxes	121.5	(11.9)	12.4	0.7	0.8	0.0	135.4	8.4
Net Income	$411.1	$(60.1)	$38.6	$1.9	$2.6	$4.4	$458.6	$(5.4)
Net Income per share - Diluted	$1.66	-13.1%	$0.16	$0.01	$0.01	$0.02	$1.86	-1.1%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Three Months Ended June 30, 2024
	As Reported (US GAAP)	Year-over-year GAAP Change	Tariff Ruling	Hero Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,511.2	$57.0	$0.0	$0.0	$1,511.2	$57.0
Cost of sales	799.1	(16.2)	26.1	0.0	825.2	9.9
Gross Profit	712.1	73.2	(26.1)	0.0	686.0	47.1
Gross Margin	47.1%	3.2%			45.4%	1.5%

Marketing expenses	152.4	20.2	0.0	0.0	152.4	20.2
Percent of Net Sales	10.1%	1.0%			10.1%	1.0%

SG&A	222.8	9.7	0.0	(5.2)	217.6	11.8
Percent of Net Sales	14.7%	0.1%			14.4%	0.2%
Income from Operations	336.9	43.3	(26.1)	5.2	316.0	15.1
Operating Margin	22.3%	2.1%			20.9%	0.3%

Equity in earnings of affiliates	3.1	1.1	0.0	0.0	3.1	1.1
Other income (expense), net	(19.5)	6.7	0.0	0.0	(19.5)	6.7
Income before Income Taxes	320.5	51.1	(26.1)	5.2	299.6	22.9
Income taxes	77.0	28.8	(6.4)	0.0	70.6	22.4
Net Income	$243.5	$22.3	$(19.7)	$5.2	$229.0	$0.5
Net Income per share - Diluted	$0.99	11.2%	$(0.08)	$0.02	$0.93	1.1%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Six Months Ended June 30, 2024
	As Reported (US GAAP)	Year-over-year GAAP Change	Tariff Ruling	Hero Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$3,014.5	$130.5	$0.0	$0.0	$3,014.5	$130.5
Cost of sales	1,615.4	(7.7)	26.1	0.0	1,641.5	18.4
Gross Profit	1,399.1	138.2	(26.1)	0.0	1,373.0	112.1
Gross Margin	46.4%	2.7%			45.5%	1.8%

Marketing expenses	304.4	49.9	0.0	0.0	304.4	49.9
Percent of Net Sales	10.1%	1.3%			10.1%	1.3%

SG&A	452.8	31.9	0.0	(12.5)	440.3	34.0
Percent of Net Sales	15.0%	0.4%			14.6%	0.5%
Income from Operations	641.9	56.4	(26.1)	12.5	628.3	28.2
Operating Margin	21.3%	1.0%			20.8%	0.0%

Equity in earnings of affiliates	4.2	(2.2)	0.0	0.0	4.2	(2.2)
Other income (expense), net	(41.5)	12.2	0.0	0.0	(41.5)	12.2
Income before Income Taxes	604.6	66.4	(26.1)	12.5	591.0	38.2
Income taxes	133.4	19.6	(6.4)	0.0	127.0	13.2
Net Income	$471.2	$46.8	$(19.7)	$12.5	$464.0	$25.0
Net Income per share - Diluted	$1.91	11.0%	$(0.08)	$0.05	$1.88	6.2%
Amounts may not add due to rounding

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	September 30, 2025	December 31, 2025
Reported Sales Growth	1.5%	1.0%
Acquisition	-1.8%	-1.4%
Divestiture/Other	1.9%	1.4%
FX	-0.1%	0.0%

Organic Sales Growth	1.5%	1.0%